Exhibit 5.1

Attorney and counselors at Law	203 N LaSalle, Suite 2100 Chicago, IL 60601 Tel (312) 888-6633 Fax (217) 970-1066 Info@getechlaw.com

January 21, 2020

UTXO Acquisition Inc.

203 N LaSalle ST, #2100

Chicago, IL 60601

Re: UTXO Acquisition Inc.

Ladies and Gentlemen:

We have acted as counsel to UTXO Acquisition Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 5,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s class A common stock, par value $0.0001 (the “Class A Common Stock”), one half of one redeemable warrant (collectively the “Warrants”), each whole warrant entitling its holder to purchase one share of Class A Common Stock, and one right to receive one-tenth of one share of Class A Common Stock (collectively, the “Rights”) (ii) up to 750,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, (iii) an option (the “Unit Purchase Option”) to purchase up to 500,000 Units (the “Purchase Option Units”) granted to Univest Securities, LLC, the representative of the underwriters (the “Representative”), (iv) all shares of Class A Common Stock, Warrants and Rights issued as part of the Units, Over-Allotment Units and the Purchase Option Units; (v) all shares of Class A Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units; and (vi) all shares of Class A Common Stock issuable upon conversion of the Rights included in the Units, Over-Allotment Units and the Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of public officials, directors and officers of the Company and others, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

Based upon the foregoing, we are of the opinion that:

1.	Each of the shares of Class A Common Stock underlying the Units, Over-Allotment Units and Purchase Option Units, the Warrants (including the Warrants issuable in connection with the Over-Allotment Units and the Purchase Option Units), the Rights (including the Rights issuable in connection with the Over-Allotment Units and the Purchase Option Units), the Units, the Over-Allotment Units, the Unit Purchase Option and the Purchase Option Units, if and when paid for in accordance with the terms of the underwriting agreement between the Company and the Representative (the “Underwriting Agreement”), will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

2.	When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Class A Common Stock issued as part of the Units, Over-Allotment Units, the Warrants included in the Units will be validly issued, fully paid and non-assessable.

3.	The shares of Class A Common Stock underlying the Rights (including the Rights issuable in connection with the Over-Allotment Units), when delivered, sold and paid for upon exercise of the Rights as contemplated by the Rights, the Registration Statement and the rights agreement pursuant to which the Rights are issued (the “Rights Agreement”), will be validly issued, fully paid and non-assessable.

4.	Upon exercise of the Unit Purchase Option by the Representative in accordance with the terms of that certain Unit Purchase Option granted by the Company to the Representative, the shares of Class A Common Stock underlying the Purchase Option Units (including the shares of Class A Common Stock issuable upon exercise of the Warrants and Rights included the Purchase Option Units), when delivered, sold and paid for will be validly issued, fully paid and non-assessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) with respect to the opinions expressed in paragraph (2) above, the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Getech Law LLC
Getech Law LLC